July 13, 2023

Jimmi Sue Smith
429 Pine Valley Drive
Bridgeville, PA 15017

Dear Jimmi Sue:

Re:    U.S. Silica Board of Directors
On behalf of U.S. Silica Holdings, Inc. (the “Company”), I am pleased to invite you to become a member of the Company’s Board of Directors (the “Board”), effective July 14, 2023.  We believe that your skills, expertise and knowledge will prove very helpful to the Company and our stockholders as we strive to deliver best in class returns while balancing the needs of all our stakeholders. In addition to your normal Board duties, we invite you to also serve as a member of the Audit Committee of the Board.
To facilitate your onboarding, please complete, sign and return the following enclosed documents:
•Section 16 Power of Attorney
•Consent to Use of Electronic Signature
•Indemnification Agreement
For your reference, we have also enclosed copies of the 2022 Form 10-K and the 2023 Proxy Statement.
In connection with your service as a director, you will be eligible for equity awards under the Company’s Amended and Restated 2011 Incentive Compensation Plan. Upon the commencement of your service on the Board, you will receive the 2023 director equity award of restricted stock units with a fair market value of $135,000, pro-rated to reflect the time you will serve on the Board between July 14, 2023 and May 11, 2024. The award will vest on July 14, 2024. The number of restricted stock units to be granted to you will be determined by dividing the value of the grant by the average closing price of a share of the Company’s common stock on the New York Stock Exchange over the thirty (30) trading days immediately preceding the grant date. Future annual equity grants will be determined by the Board based on the recommendation of the Compensation Committee of the Board.

In addition to equity compensation, you will be entitled to receive cash compensation of (1) an annual retainer of $80,000, payable in quarterly installments, for your service as a director, and (2) an annual retainer of $10,000, payable in quarterly installments, for your service as a member of the Audit Committee.  You will be reimbursed for reasonable out-of-pocket expenses incurred in connection with your services to the Company in accordance with the Company’s established policies.  Further, you will be covered by the Company’s D&O insurance and given an opportunity to execute the Company’s standard director indemnification agreement.
The Board and its committees will meet at least quarterly. It is our expectation that you will participate in those meetings in person to the extent possible. We also ask that you make yourself available to participate in various telephonic meetings from time to time.
Your services on the Board will be in accordance with, and subject to, the Company’s Bylaws and Certificate of Incorporation, as such may be amended from time to time. By accepting this offer, you represent to us that (1) you do not know of any conflict that would restrict you from becoming a director of the Company, and (2) you will not provide the Company with any documents, records or other confidential information belonging to any other parties.
To accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your own records. This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by a duly authorized representative of the Company and by you.

I look forward to receiving your acceptance and I am very excited to have you join our Board.  We are looking forward to seeing you in Texas for our Board meeting on July 19 and 20.

Sincerely,

U.S. Silica Holdings, Inc.

/s/ Bryan A. Shinn
Bryan A. Shinn
Chief Executive Officer

Accepted and agreed to this 14th day of July, 2023

/s/ Jimmi Sue Smith
Jimmi Sue Smith

Enclosures

cc:    Charles Shaver, Chairman of the Board
    Peter Bernard, Chairman of the Nominating & Governance Committee
    Stacy Russell, Executive Vice President, General Counsel & Corporate Secretary